Exhibit 8.1

Goodwin Procter llp The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

As of November 2, 2022

Disc Medicine, Inc.
321 Arsenal Street, Suite 101
Watertown, MA 02472

Ladies and Gentlemen:

We have acted as counsel to  Disc Medicine, Inc., a Delaware corporation (“Company”), in connection with the merger (the “Merger”) to be undertaken pursuant to the Reorganization Agreement (as defined below) as described in the registration statement on Form S-4 originally filed with the Securities and Exchange Commission on September 2, 2022, as amended on November 2, 2022 (the “Registration Statement”).  This opinion is being delivered to you in connection with the filing of the Registration Statement. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Reorganization Agreement.

In rendering this opinion letter, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the effective time of the Merger, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), dated as of August 9, 2022, entered into by and among Gemini Therapeutics, Inc., a Delaware corporation (“Parent”), Gemstone Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the truth, accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by Parent, on its behalf and on behalf of Merger Sub, and by the Company, on its own behalf, in representation letters dated November 2, 2022. We have also assumed that any representation in the representation letters or any document referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, or assumptions could adversely affect our opinion.

Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, that the transactions related to the Merger or contemplated by the Reorganization Agreement have been, are, or will be consummated in accordance with the Reorganization Agreement and as described in the Registration Statement and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the effective time of the Merger, except to the extent expressly stated in this opinion letter.

This opinion is subject to the assumptions and qualifications set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.”  In rendering this opinion letter, we have considered applicable provisions of the Code, Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. Such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which any of our opinions are based or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or in the Reorganization Agreement could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service, or, if challenged, by a court.

Based solely upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” pertaining to the U.S. federal income tax consequences of the Merger, insofar as such discussion purports to constitute statements of U.S. federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Company capital stock.

Our opinion is limited to the specific U.S. federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This opinion is intended solely for the purposes of inclusion as an exhibit to the Registration Statement, and this opinion is not to be relied upon for any other purpose. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. No opinion is expressed as to any matter not discussed herein. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Goodwin Procter LLP

Goodwin Procter LLP